Exhibit 99.1

NuStar Energy L.P. Reports Record Second Quarter 2009 Earnings and

Announces Quarterly Distribution

Earnings Beat Analysts’ Expectations and are the Second Highest of Any

Quarter in the Partnership’s History

SAN ANTONIO, August 3, 2009 – NuStar Energy L.P. (NYSE: NS) today announced record second quarter net income applicable to limited partners of $75.1 million, or $1.38 per unit, compared to $8.1 million, or $0.15 per unit, earned in the second quarter of 2008. The second quarter 2009 results represent the second highest quarterly earnings of any quarter in the partnership’s history behind last year’s $2.60 per unit earned in the third quarter. For the six months ended June 30, 2009, net income applicable to limited partners was $106.8 million, or $1.96 per unit, significantly higher than the $57.7 million, or $1.11 per unit, for the six months ended June 30, 2008.

“We are very excited about these outstanding earnings as they exceeded both the high end of our guidance range and analysts’ projections,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “These results were the product of solid contributions from our asphalt and storage operations.”

Included in NuStar Energy L.P.’s earnings for the second quarter of 2009 is an $18.8 million, or $0.34 per unit, net gain resulting primarily from the sale of the Ardmore-Wynnewood pipeline in Oklahoma and the Trans-Texas pipeline. The sale of these non-strategic pipelines, which was effective June 15, generated proceeds of $29 million, which were used to pay down debt. Excluding the effect of the sale of the pipelines and other items, second quarter 2009 adjusted earnings would have been $56.7 million, or $1.04 per unit. This not only represents a record for the second quarter and the second highest quarterly earnings in NuStar’s history, but also a nearly 600 percent increase over last year’s second quarter earnings.

With respect to the quarterly distribution to unitholders for the second quarter of 2009, NuStar Energy L.P. also announced that its board of directors has declared a distribution of $1.0575 per unit, which would equate to $4.23 per unit on an annual basis. This quarterly distribution represents an increase of $0.0725 per unit, or 7.4 percent, over the $0.985 distribution for the second quarter of 2008. The second quarter 2009 distribution will be paid on August 13, 2009, to holders of record as of August 6, 2009.

Distributable cash flow available to limited partners of $123.4 million, or $2.27 per unit, was also a second quarter record and nearly four times higher than the $31.5 million, or $0.58 per unit, for the second quarter of 2008. For the six months ended June 30, 2009, distributable cash flow available to limited partners was $192.9 million, or $3.54 per unit, compared to $103.5 million, or $2.04 per

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unit for the six months ended June 30, 2008. Distributable cash flow available to limited partners covers the distribution to the limited partners by a strong 2.14 times for the second quarter of 2009.

“Our asphalt operations were one of the principal drivers for our record second quarter 2009 results,” said Anastasio. “During the quarter, we benefited from a significantly higher margin per barrel compared to last year, or $9.10 versus $1.37. Our strategy of producing and storing asphalt inventories at lower costs during the winter months and selling these same inventories at higher prices during the asphalt season allowed us to capture a generous margin in the second quarter.

“While our asphalt sales volumes were negatively impacted at the start of the second quarter as a result of unseasonably wet weather on the U.S. East Coast, we saw a marked improvement by the end of the quarter. We believe the impact from the weather on asphalt paving projects has resulted in only a deferral and not a cancellation of projects. As a result, asphalt sales volumes have essentially been postponed from the second quarter to now primarily the third quarter. We should see sales volumes increase in the second half of this year now that the weather has improved, deferred projects have been starting up and stimulus funds are being put to work.

“Our storage segment also contributed significantly to our strong second quarter 2009 results. Operating income increased by nearly 20 percent compared to the second quarter of last year as we benefited largely from projects completed under the company’s previous $400 million construction program. Renewals of lease contracts at higher rates due to strong demand for storage at key terminals also contributed to our strong results in this segment. We should continue to see strong results from our storage segment for the second half of 2009.

“Not surprising, earnings from our transportation segment were lower in the second quarter of 2009 compared to last year as volumes were primarily impacted by planned turnarounds and unplanned operational outages at several of the customer’s refineries we serve. Since one of the planned turnarounds was extended and took longer than expected, and there were multiple unplanned operational outages at other refineries we serve, our volumes were slightly lower than what we had anticipated. The sale of the Ardmore-Wynnewood and Trans-Texas pipelines also caused our volumes to be lower in the second quarter compared to last year. The good news is that we have started benefiting from the 7.6 percent tariff increase, which was effective July 1, on approximately 95 percent of all our transportation segment revenues. The benefit from this tariff increase should contribute to slightly higher results on our transportation segment in 2009 compared to 2008 despite lower throughputs.

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“I am also pleased with our solid balance sheet and liquidity position. At the end of the quarter, we had $363 million available under our revolving credit facility even with higher seasonal inventories and crude oil prices. As inventories start to seasonally decline during the second half of the year, our working capital requirements should continue to fall as well, assuming the price of crude oil doesn’t increase significantly. As a result, we are currently targeting our revolver availability to be in excess of $500 million by the end of the year. With ample liquidity, improved capital markets and our disciplined financial strategy, NuStar is well-positioned to pursue additional acquisition and internal growth opportunities.

“Since we do not expect to see the extreme volatility in commodity markets like last year, we do not anticipate the same scenario to unfold in our asphalt operations in the second half of 2009. Last year, most of the contribution was compressed to the third quarter as asphalt and product prices ran up following the dramatic increase in crude oil in the second quarter. The fourth quarter of 2008 was then negatively impacted by the subsequent steep decline in product prices and our higher costs of goods sold.

“For the second half of 2009, we still expect a solid contribution from our asphalt operations as asphalt supply continues to be tight and demand should start improving. However, the contribution should be spread out between the third and fourth quarters as margins will likely not be nearly as good in the third quarter compared to last year’s third quarter, but fourth quarter margins should be significantly better than last year’s fourth quarter.

“The outlook for the remainder of the year continues to be strong primarily due to the contribution from our asphalt operations and internal growth projects in our storage segment. As a result, we expect to be in a position to increase our distribution in 2009. Based on our current forecast, we are projecting earnings to be in the range of $1.10 to $1.50 per unit for the third quarter of 2009,” said Anastasio.

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, August 3, 2009, to discuss the financial and operational results for the second quarter of 2009. Investors interested in listening to the presentation may call 800/622-7620, passcode 19298146. International callers may access the presentation by dialing 706/645-0327, passcode 19298146. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 19298146. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

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NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,407 miles of pipeline, 82 terminal facilities, four crude oil storage tank facilities and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has nearly 91 million barrels of storage capacity, and includes two asphalt refineries, crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2008 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Statement of Income Data:

Revenues:
Services revenues	$176,042	$180,555	$358,694	$360,671
Product sales	811,800	1,197,025	1,263,152	1,609,683

Total revenues	987,842	1,377,580	1,621,846	1,970,354

Costs and expenses:
Cost of product sales	731,861	1,175,916	1,148,656	1,568,925
Operating expenses	110,505	106,928	213,827	195,378
General and administrative expenses	25,852	19,544	48,316	35,627
Depreciation and amortization expense	35,548	34,830	71,537	64,876

Total costs and expenses	903,766	1,337,218	1,482,336	1,864,806

Operating income	84,076	40,362	139,510	105,548
Equity earnings from joint ventures	3,011	1,749	5,324	3,950
Interest expense, net	(20,265)	(24,934)	(40,735)	(41,799)
Other income, net	19,240	631	27,844	10,540

Income before income tax expense	86,062	17,808	131,943	78,239
Income tax expense	2,327	3,718	8,853	8,280

Net income	$83,735	$14,090	$123,090	$69,959

Net income applicable to limited partners	$75,130	$8,091	$106,768	$57,653

Net income per unit applicable to limited partners (Note 1)	$1.38	$0.15	$1.96	$1.11

Weighted average limited partner units outstanding	54,460,549	54,372,035	54,460,549	51,890,892

EBITDA (Note 2)	$141,875	$77,572	$244,215	$184,914

Distributable cash flow (Note 2)	$131,688	$38,425	$209,372	$117,358

	June 30, 2009	June 30, 2008		December 31, 2008
Balance Sheet Data:
Debt, including current portion (a)	$2,130,834	$2,182,813		$1,894,848
Partners’ equity (b)	2,209,464	2,189,301		2,206,997
Debt-to-capitalization ratio (a) / ((a)+(b))	49.1%	49.9%		46.2%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Segment Data:
Storage:
Throughput (barrels/day)	695,558	760,856	646,025	778,054
Throughput revenues	$19,728	$23,029	$39,756	$46,150
Storage lease revenues	97,585	88,631	195,359	174,623

Total revenues	117,313	111,660	235,115	220,773
Operating expenses	59,470	61,121	113,628	115,119
Depreciation and amortization expense	17,446	16,697	34,438	32,648

Segment operating income	$40,397	$33,842	$87,049	$73,006

Transportation:
Refined products pipelines throughput (barrels/day)	564,762	700,024	592,341	697,397
Crude oil pipelines throughput (barrels/day)	346,291	411,600	366,027	408,782

Total throughput (barrels/day)	911,053	1,111,624	958,368	1,106,179
Revenues	$68,744	$77,028	$143,136	$152,807
Operating expenses	27,690	30,473	52,890	60,330
Depreciation and amortization expense	12,614	12,797	25,277	25,402

Segment operating income	$28,440	$33,758	$64,969	$67,075

Asphalt and fuels marketing: (Note 3)
Product sales	$811,800	$1,197,054	$1,263,152	$1,609,712
Cost of product sales	736,009	1,179,489	1,156,802	1,575,671
Operating expenses	29,709	19,860	59,548	26,078
Depreciation and amortization expense	4,406	4,520	9,614	5,208

Segment operating income	$41,676	$(6,815)	$37,188	$2,755

Consolidation and intersegment eliminations:
Revenues	$(10,015)	$(8,162)	$(19,557)	$(12,938)
Cost of product sales	(4,148)	(3,573)	(8,146)	(6,746)
Operating expenses	(6,364)	(4,526)	(12,239)	(6,149)

Total	$497	$(63)	$828	$(43)

Consolidated Information:
Revenues	$987,842	$1,377,580	$1,621,846	$1,970,354
Cost of product sales	731,861	1,175,916	1,148,656	1,568,925
Operating expenses	110,505	106,928	213,827	195,378
Depreciation and amortization	34,466	34,014	69,329	63,258

Segment operating income	111,010	60,722	190,034	142,793
General and administrative expenses	25,852	19,544	48,316	35,627
Other depreciation and amortization expense	1,082	816	2,208	1,618

Consolidated operating income	$84,076	$40,362	$139,510	$105,548

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

Notes:

1.

Effective January 1, 2009, we adopted EITF Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.” As a result, net income per unit applicable to limited partners for the six months ended June 30, 2008 changed from $1.12 previously reported.

2.

NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$83,735	$14,090	$123,090	$69,959
Plus interest expense, net	20,265	24,934	40,735	41,799
Plus income tax expense	2,327	3,718	8,853	8,280
Plus depreciation and amortization expense	35,548	34,830	71,537	64,876

EBITDA	141,875	77,572	244,215	184,914
Less equity earnings from joint ventures	(3,011)	(1,749)	(5,324)	(3,950)
Less interest expense, net	(20,265)	(24,934)	(40,735)	(41,799)
Less reliability capital expenditures	(10,549)	(9,214)	(16,491)	(16,918)
Less income tax expense	(2,327)	(3,718)	(8,853)	(8,280)
Plus distributions from joint ventures	2,500	—	4,000	500
Mark-to-market impact on hedge transactions	23,465	468	32,560	2,891

Distributable cash flow	131,688	38,425	209,372	117,358

General partner’s interest in distributable cash flow	(8,247)	(6,929)	(16,494)	(13,858)

Limited partners’ interest in distributable cash flow	$123,441	$31,496	$192,878	$103,500

Distributable cash flow per limited partner unit	$2.27	$0.58	$3.54	$2.04

3.	Additional operational information related to the asphalt and fuels marketing segment is available on our website at www.nustarenergy.com under the investors portion of the website.